Exhibit 10.28
FIRST AMENDMENT
TO THE
IRWIN FINANCIAL CORPORATION
AMENDED AND RESTATED SHORT TERM INCENTIVE PLAN
     WHEREAS, Irwin Financial Corporation (the “Company”) maintains the Irwin Financial Corporation Amended and Restated Short Term Incentive Plan (the “Plan”); and
     WHEREAS, the Company may amend the Plan from time to time under Section 9(a) of the Plan.
     NOW THEREFORE, the Plan is hereby amended as follows:
1.	Section 3(g) of the Plan is hereby deleted in its entirety and replaced with the following:
“(g)	COVERED OFFICER means any employee who is an “executive officer” (as defined under SEC Rule 3b-7) of the Company.”
2.	Section 5 of the Plan is hereby deleted in its entirety and replaced with the following:
     “5. Administration
a)	The Committee is responsible for, and shall have full power to, administer the Plan subject to the requirements of applicable law. The Committee shall have the right to make rules and regulations as it deems appropriate to administer the Plan, to construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount and time of payment of benefits hereunder to the fullest extent provided by law and in its sole discretion. Any interpretations or decisions made in good faith by the Committee will be conclusive and binding on all persons having any interest in the Plan.

b)	The Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to the Board the power to grant Awards to Participants who are not Covered Officers as of the time of grant, and (iii) to such other individuals as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Committee” shall include the person or persons so delegated to the extent of such delegation.

c)	The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Covered Officer, other officer or employee of the Company or a parent, subsidiary or affiliate, the

Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a parent, subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
3.	Section 6(b) is hereby amended by adding the following sentence after the first sentence thereof:
“In addition, risk management may be selected by the Committee as an objective performance-based goal for an Award to a Participant who is a not a Covered Officer at the time of grant.”
4.	This First Amendment shall be effective for all Performance Periods beginning on or after January 1, 2007.

5.	Capitalized terms not defined in this First Amendment shall have the meanings set forth in the Plan.

6.	Except as modified and amended by this First Amendment, the Plan remains in full force and effect.
     IN WITNESS WHEREOF, Irwin Financial Corporation has caused this First Amendment to be executed on its behalf by its duly authorized officer this 18th day of May, 2007.

IRWIN FINANCIAL CORPORATION

By:	/s/ Thomas D. Washburn

Its:	Executive Vice President

Attest:

/s/ Ellen Z. Mufson, Assistant Secretary
Date: May 18, 2007